Exhibit 24

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Angela K. Selden, Richard W. Sunderland, Jr., and Thomas A. Beckett, and each of them singly, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, to sign for the undersigned, in the undersigned’s name and in the capacity or capacities indicated below, American Public Education, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any amendments thereto.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date set forth below.

Name	Date	Title

/s/ Angela K. Selden	March 5, 2024	President, Chief Executive Officer and Director
Angela K. Selden		(Principal Executive Officer)

/s/ Richard W. Sunderland, Jr., CPA	March 5, 2024	Executive Vice President and
Richard W. Sunderland, Jr., CPA		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Eric C. Andersen	March 5, 2024	Chairperson of the Board of Directors
Eric C. Andersen

/s/ Granetta B. Blevins	March 5, 2024	Director
Granetta B. Blevins

/s/ Michael D. Braner	March 5, 2024	Director
Michael D. Braner

/s/ Anna M. Fabrega	March 5, 2024	Director
Anna M. Fabrega

/s/ Jean C. Halle	March 5, 2024	Director
Jean C. Halle

/s/ James Kenigsberg	March 5, 2024	Director
James Kenigsberg

/s/ Dr. Barbara L. Kurshan	March 5, 2024	Director
Dr. Barbara L. Kurshan

/s/ Daniel S. Pianko	March 5, 2024	Director
Daniel S. Pianko

/s/ William G. Robinson, Jr.	March 5, 2024	Director
William G. Robinson, Jr.